                                                                      EXHIBIT 99


                                                                   9th May 2003.



CATUITY ANNOUNCES MACSMITH HAS RESIGNED FROM BOARD


Catuity Inc. (NASDAQ: CTTY; ASX: CAT), a leading loyalty software solutions provider to card issuers, merchants and processors, today announced that the company's former Executive Chairman, David L. MacSmith, has resigned from the company's Board of Directors, effective immediately. Mr. MacSmith has also withdrawn his nomination for re-election as a director at the Annual Meeting to be held on May 15, 2003. Duncan P.F. Mount, Chairman of Catuity, made the announcement today.

"On behalf of the entire Board, management and staff of Catuity, I'd like to again express our thanks to David for the years of vision, energy and drive he invested in Catuity," stated Mount.

Mr. MacSmith will not be replaced at the present time and the Catuity board will now consist of the five current directors, two Australian-based and three-US based. The company will now have one executive director and four independent non-executive directors. All five directors are nominated for re-election at the Annual Meeting.

Catuity Inc. is a leading provider of application software that allows merchants, transaction processors and card issuers to establish and administer customer loyalty programs integrated to the payment system at the point of sale. The patented Catuity system can be deployed using a mag stripe, smart card, memory card, RFID or contactless token. Catuity's smart card applet has been included on millions of chip-based credit cards. Catuity's loyalty software can be used by a broad range of sellers of goods and services, particularly those who sell through both store locations and over the Internet. In addition to its innovative software products, Catuity also provides marketing expertise and service to its clients, so that with Catuity's loyalty solution merchants can offer their customers valuable benefits, thereby attracting and retaining customers as well as encouraging increased purchases. More information on Catuity is available at its website: http://www.catuity.com.


In conjunction with the provisions of the "Safe Harbor" section of the Private Securities Litigation Reform Act of 1995, this release may contain forward-looking statements pertaining to future anticipated projected plans, performance and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectations. Further information on potential factors that could affect Catuity, Inc. is included in the Company's Form 10-K, which is filed with the U.S. Securities & Exchange Commission.